EXHIBIT 99.2

Terrance G. Howson
Vice President
Investor Relations

FirstEnergy Corp.
76 S. Main Street
Akron, Ohio 44308
Tel 973-401-8519

May 27, 2005

TO THE INVESTMENT COMMUNITY: 1

As detailed in today’s news release, FirstEnergy's regulated Ohio subsidiaries, Ohio Edison, The Cleveland Electric Illuminating Company and Toledo Edison ("Companies") filed with the Public Utilities Commission of Ohio ("PUCO") a request ("Application") to establish a generation charge adjustment rider. This letter provides additional details concerning today’s filing.

Background

The PUCO, as part of its approval of the Rate Stabilization Plan ("RSP") for the Companies last year, approved a mechanism to allow the Companies to recover increased fuel costs as compared to comparable fuel costs incurred during the base line year of 2002. Under the RSP, increased fuel costs arising during 2006-2008 may be recovered.

Application Details

This Application seeks to implement recovery of only the increased fuel costs applicable to retail customers of the Companies for 2006 through a tariff rider mechanism called the Generation Charge Adjustment Factor ("GCAF"). The GCAF is proposed to be calculated on an annual basis. Applicable retail customers include all tariff customers and those customers served on contracts that permit such increases. However, since the same GCAF will be part of the shopping credit, shopping customers will effectively bypass the GCAF charge.

The Companies request that the GCAF Rider be implemented on January 1, 2006 based upon expected fuel costs for 2006. The Companies also propose a reconciliation mechanism to ensure that the Companies do not overcollect or undercollect actual retail recoverable fuel costs.

1 Please see the forward-looking statement at the end of this letter

The baseline 2002 fuel costs ($10.816/MWh) and the estimated 2006 fuel costs ($13.370/MWh) are detailed in Exhibit 1 which is attached at the end of this letter. Market prices for coal - the largest component of the proposed increase - have risen substantially since 2002. However, FirstEnergy entered into long-term supply contracts that provide a hedge against escalating prices. As a result, the Companies have been able to mitigate such increases in the cost of coal during the same time period. Other cost increases that were reflected in the filing include those for natural gas, nuclear fuel expenses and disposal, lime, stabilizers and other additives, and emission allowances.

The process for determining the fuel costs and the reconciliation mechanism is summarized below:

  Total allowable fuel costs for the 2002 base line year are converted to a total allowable fuel cost rate shown in Exhibit 1 as dollars per MWh ($10.816/MWh) by dividing the total MWh generated into the total allowable fuel costs. Likewise, the total allowable estimated fuel costs for 2006 are also converted to dollars per MWh ($13.370/MWh).

  The difference between the 2006 allowable estimated fuel cost rate per MWh and the base line total allowable fuel cost rate per MWh is the total allowable fuel cost rate in excess of the 2002 base line year. Multiplying this rate differential by the 2006 retail sales of non-shopping customers on tariffs and on contracts that permit such price changes yields the allowable fuel costs in excess of the 2002 base line year that will be recovered from retail customers in 2006.

  Based upon the data in Exhibit 1 and projected 2006 Ohio retail sales to which the GCAF Rider will apply, the estimated revenue from the implementation of the GCAF Rider for the Companies is approximately $93 million for 2006.

  The Companies also are proposing a reconciliation component in the GCAF to be applicable in subsequent GCAF values (e.g., the GCAF for 2007 and 2008). This reconciliation component will equal the difference between actual recoverable retail fuel costs and revenues received from the application of the GCAF Rider. The 2006 GCAF Rider will contain no reconciliation component since it is based on all estimated costs.

If you have any questions concerning information in this update, please call Kurt Turosky, Director of Investor Relations, at (330) 384-5500, or me at (973) 401-8519.

Very truly yours,

Terrance G. Howson
Vice President - Investor Relations

Forward-Looking Statement

This investor letter includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

EXHIBIT 1

BASE LINE
COSTS OF FUEL

	2002	2006

Fossil:
Coal Consumed	$569,992,000	$ 800,127,000
Natural Gas	41,985,000	24,088,000
Bay Shore Steam	2,359,000	3,317,000
Lime, Stabilizers, & Other Additives	27,219,000	62,765,000
Other Fuel	15,090,000	17,749,000
Emission Allowances	13,673,000	41,635,000
Total Consumed	$670,318,000	$ 949,681,000

Nuclear:
Nuclear Fuel Expense	$ 81,374,000	$ 107,563,000
Nuclear Fuel Disposal	23,137,000	29,928,000
Total Consumed	$104,511,000	$ 137,491,000

Total Fuel	$774,829,000	$1,087,172,000

Generation MWH:
Fossil and Other	47,181,174 MWH	51,387,948 MWH
Nuclear	24,454,584 MWH	29,927,837 MWH
	71,635,758 MWH	81,315,785 MWH

$/MWH	$10.816/MWH	$ 13.370/MWH